Exhibit 99.2
NEWS FOR IMMEDIATE RELEASE
 March 23, 2009

CONTACT:	Laura Tuthill (949) 759-5900
AMBASSADORS INTERNATIONAL, INC. WELCOMES MARK DETILLION AS CHIEF FINANCIAL OFFICER
NEWPORT BEACH, CA, March 23, 2009 — Ambassadors International, Inc. (Nasdaq: AMIE), announced that Mark Detillion has joined the Company today and will become the Company’s Chief Financial Officer effective April 1, 2009. Mr. Detillion has expertise which includes performance and profitability analysis, and venture funding.
“Mark Detillion has an outstanding knowledge-base and extensive experience in the cruise industry,” said Art Rodney, chairman of Ambassadors International Inc., “We are thrilled to welcome him to Ambassadors International, Inc.”
For the past eight years Mr. Detillion served as the vice president of finance and chief financial officer for Cruise West in Seattle, WA. Prior to Cruise West he spent several years as the chief financial officer for Shilo Inns in Portland, OR. He also served as the director of finance for Holland America Lines.
“Mark Detillion will be a wonderful asset to Windstar Cruises and Ambassadors International,” said Diane Moore, president of Windstar Cruises. “He brings a powerful combination of skills in finance and analysis that will serve us well moving forward.”
Mr. Detillion holds a B.A. in Accounting from the University of Washington and is a certified public accountant in the State of Washington.
About Ambassadors International, Inc.
Ambassadors International, Inc. is a cruise, marine, and travel and event company. The Company operates Windstar Cruises, an international, luxury cruise line. The Company is also a global provider of construction and consulting services to marina owners. In addition, the Company provides travel and event services. The Company is transitioning its headquarters from Newport Beach, California to Seattle, Washington. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.
Additional Information
For further information please contact: Laura Tuthill of Ambassadors International, Inc. at (949) 759-5900.

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